Exhibit 10.4

FIRST AMENDMENT TO THE
SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
THE SHIPYARD COMMUNITIES, LLC
This FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE SHIPYARD COMMUNITIES, LLC, dated as of February 13, 2019 (this “Amendment”), is being executed by Five Point Operating Company, LP, a Delaware limited partnership (the “Manager”), as the Manager of The Shipyard Communities, LLC, a Delaware limited liability company (the “Company”), pursuant to the authority conferred on the Manager by the Second Amended and Restated Limited Liability Company Agreement of The Shipyard Communities, LLC, dated as of May 2, 2016, as amended and/or supplemented from time to time (including all the exhibits thereto, the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.
WHEREAS, the Manager desires to amend the Agreement to provide for the issuance by the Company of Membership Interests designated as “Class C Units.”
NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Manager agrees as follows:
1.    Amendment. The Agreement is hereby amended by the addition of a new exhibit, entitled “Exhibit B,” in the form attached hereto, which shall be attached to and made a part of the Agreement.
2.    Miscellaneous. Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

[Signatures appear on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
MANAGER:
FIVE POINT OPERATING COMPANY, LP,
a Delaware limited partnership

By:	/s/ Emile Haddad
Name:	Emile Haddad
Title:	President and Chief Executive Officer

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Vice President

EXHIBIT B
UNIT DESIGNATION OF
THE CLASS C UNITS OF
THE SHIPYARD COMMUNITIES, LLC
1.    Number of Units and Designation.
A class of Units is hereby designated as “Class C Units” (the “Class C Units”), and the number of Units constituting such class shall be 25,000,000.
2.    Definitions.
Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement, as modified by this Unit Designation and the defined terms used herein. For purposes of this Unit Designation, the following terms shall have the respective meanings ascribed below:
“Agency” shall mean the Successor Agency to the Redevelopment Agency of the City and County of San Francisco, a public body organized and existing under the laws of the State of California, or any successor public agency under the Master DDA.
“Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of The Shipyard Communities, LLC, as amended, supplemented or restated from time to time.
“Buildings PSA” shall mean that certain Purchase and Sale Agreement and Joint Escrow Instructions (Candlestick Buildings), dated as of May 2, 2016, as amended by that certain First Amendment to Purchase and Sale Agreement and Joint Escrow Instructions (Candlestick Buildings), originally between CP Development Co., LP, a Delaware limited partnership (predecessor by conversion to CPDC), as Seller, and CP Vertical Development Co. 1, LLC, a Delaware limited liability company, as Buyer, as partially assigned and as the same may be further amended, supplemented or restated from time to time.
“Candlestick Site” is defined in the Master DDA.
“CFD District” means any community facilities district(s) formed under the Mello-Roos Act and established or authorized by Master Developer or any of its Affiliates in accordance with the Master DDA to finance improvements and facilities in the Master Project or any portion thereof. For the avoidance of doubt, Successor Agency to the Redevelopment Agency of the City and County of San Francisco Community Facilities District No. 9 (HPS2/CP Public Facilities and Services) as in effect on February 13, 2019 is a CFD District as of such date.
“CFD Impositions” means special taxes (other than any maintenance or service special taxes) levied by any CFD District in the Candlestick Site.
“CFD Reimbursements” means any amounts reimbursed or paid to Master Developer or any of its Affiliates under any Acquisition and Reimbursement Agreement (as defined in the Master DDA) between Master Developer or any of its Affiliates and the Agency funded by CFD Impositions (or by the net proceeds of bonds issued by the CFD District that are secured by the CFD Impositions).
“Class C Unit” shall mean a Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties as are set forth in this Unit Designation.

“Company” shall mean The Shipyard Communities, LLC, a Delaware limited liability company.
“Completed” shall have the meaning set forth in the Buildings PSA.
“Completion Date” shall mean the date that the Project is Completed in accordance with the Buildings PSA.
“Contribution Agreement” shall mean the Contribution Agreement, dated as of February 13, 2019, by and between Lennar and the Company, as amended, supplemented or restated from time to time.
“CPDC” shall mean CP Development Co., LLC, a Delaware limited liability company.
“Junior Units” shall have the meaning set forth in Section 3(c) of this Unit Designation.
“Liquidation Preference” shall mean, at any time, an amount per Class C Unit equal to the quotient obtained by dividing (a) the excess of (x) fifty percent (50%) of the cumulative amount of all CFD Reimbursements received by the Master Developer on or after the Completion Date, over (y) the product of One Dollar ($1), multiplied by the aggregate number of Class C Units that have been redeemed, by (b) the aggregate number of Class C Units then outstanding.
“Master DDA” shall mean that certain Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) between the Agency and Master Developer dated for reference purposes as of June 3, 2010 and recorded in the Official Records on November 18, 2010 as Document No. 2010-J083660-00 at Reel K273, Image 427, as amended by that certain First Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) dated as of December 19, 2012 and recorded in the Official Records on February 11, 2013 as Document No. 2013J601487 at Reel K831, Image 0490, as amended by that certain Second Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) dated December 1, 2014 and recorded in the Official Records on December 5, 2014 as Document No. J984039, and by that certain Third Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) dated August 10, 2018 and recorded in the Official Records on August 13, 2018 as Document No. 2018-K654875-00, as the same may be further as amended, supplemented or restated from time to time.
“Master Developer” means CPDC or its successor under the Master DDA as Developer under and as defined in the Master DDA of the Candlestick Site or any portion thereof.
“Master Project” shall mean the project commonly described as Candlestick Point and Phase 2 of the Hunters Point Shipyard in San Francisco, California and more fully described in the Master DDA.
“Mello-Roos Act” shall mean the Mello-Roos Community Facilities Act of 1982, as amended, Section 53311 et seq. of the Government Code of the State of California.
“Parity Units” shall have the meaning set forth in Section 3(b) of this Unit Designation.
“Project” shall have the meaning set forth in the Buildings PSA.
“Senior Units” shall have the meaning set forth in Section 3(a) of this Unit Designation.

3.    Ranking.
Any class or series of Units of the Company shall be deemed to rank:
(a)    prior or senior to the Class C Units as to the distribution of assets upon liquidation, dissolution or winding up if the holders of such class or series shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Class C Units (the units referred to in this paragraph being hereinafter referred to, collectively, as “Senior Units”);
(b)    on a parity with the Class C Units as to the distribution of assets upon liquidation, dissolution or winding up if the holders of such class or series of units and the Class C Units shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority one over the other (the units referred to in this paragraph being hereinafter referred to, collectively, as “Parity Units”); and
(c)    junior to the Class C Units, as to the distribution of assets upon liquidation, dissolution or winding up (i) if such class or series of units shall be Class A Units or Class B Units, or (ii)  if the holders of Class C Units shall be entitled to receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of such class or series of Units (the units referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Junior Units”).
4.    Redemption.
(a)    Commencing as of the Completion Date, within fifteen (15) Business Days following receipt of any CFD Reimbursements by Master Developer or any of its Affiliates, the Company shall redeem a number of Class C Units equal to (i) fifty percent (50%) of such CFD Reimbursements, divided by (ii) One Dollar ($1). Each Class C Unit shall have a redemption price of One Dollar ($1) per Class C Unit. In addition, the Company may redeem any Class C Units at any time in its sole discretion.
(b)    In order to effect a redemption of Class C Units, the Company shall make payment of the redemption price to the holder of Class C Units being redeemed, whereupon such Class C Units shall be redeemed, shall no longer be deemed outstanding, and all rights of the holder pertaining to such Class C Units shall automatically terminate.
(c)    Subject to compliance with Section 4(a), the Company’s obligation to redeem Class C Units pursuant to Section 4(a) shall terminate on the date on which none of Master Developer or any of its Affiliates has any further right to receive under any circumstances any CFD Reimbursements, whereupon any then outstanding Class C Units shall automatically be cancelled and no longer deemed outstanding, and the former holders of such Class C Units shall have no further rights relating to such Class C Units.
5.    No Distributions.
Except for redemption payments pursuant to Section 4 and receipt of the Liquidation Preference pursuant to Section 6, holders of Class C Units will not be entitled to receive any payments from the Company with respect to their Class C Units. Holders of Class C Units will not be entitled to receive any dividends or distributions from the Company with respect to their Class C Units.

6.    Liquidation Preference.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of outstanding Class C Units shall be entitled to receive a liquidation preference in an amount per Class C Unit equal to the Liquidation Preference, and such holders will not be entitled to any further payment. Until all holders of the outstanding Class C Units have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the Company.
(b)    If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of outstanding Class C Units shall be insufficient to pay in full the Liquidation Preference and liquidating payments on any Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of outstanding Class C Units and any such Parity Units ratably in the same proportion as the respective amounts that would be payable on such Class C Units and any such Parity Units if all amounts payable thereon were paid in full.
(c)    A voluntary or involuntary liquidation, dissolution or winding up of the Company will not include a consolidation or merger of the Company with one or more partnerships, corporations or other entities, or a sale or transfer of all or substantially all of the Company's assets.
(d)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the holders of outstanding Class C Units and any Parity Units have received their respective liquidation preferences, any Junior Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class C Units shall not be entitled to share therein.
7.    Status of Reacquired Units.
All Class C Units which shall have been issued and redeemed or reacquired in any manner by the Company shall be deemed cancelled and no longer outstanding.
8.    General.
The ownership of the Class C Units shall not be evidenced by certificates. The Manager shall amend the Register from time to time to the extent necessary to reflect accurately the issuance of, and subsequent redemption, or any other event having an effect on the ownership of, the Class C Units.
9.    Allocations of Income and Loss.
Holders of Class C Units will not be allocated net income or net loss of the Company.

10.    Voting Rights.
The holders of the Class C Units will not have any voting or approval rights, except (a) as required by applicable law or in the Agreement, and (b) as long as any Class C Units are outstanding, in addition to any other vote or consent of partners required by law or by the Agreement, the affirmative vote or consent of holders of at least 50% of the outstanding Class C Units will be necessary for effecting any amendment of any of the provisions of this Unit Designation that materially and adversely affects the rights or preferences of the holders of the Class C Units. The creation or issuance of any class or series of Units, including, without limitation, any Units that may have rights junior to, on a parity with, or senior or superior to the Class C Units, will not be deemed to have a material adverse effect on the rights or preferences of the holders of Class C Units, unless the terms of such Units restrict the Company from redeeming the Class C Units. With respect to the exercise of the above described voting rights, each Class C Unit will have one (1) vote per Class C Unit.
11.    Restrictions on Transfer.
Class C Units are subject to the same restrictions on transfer as are, and the holders of Class C Units shall be entitled to the same rights of transfer as are, applicable to Class A Units as set forth in the Agreement.